Exhibit 5.1

 July 15, 2004

Endurance Specialty Holdings Ltd.
Wellesley House
90 Pitts Bay Road
 Pembroke HM 08, Bermuda

Ladies and Gentlemen:

We have acted as special United States counsel to Endurance Specialty Holdings Ltd., a company organized in Bermuda (the “Company”), in connection with the public offering of $250,000,000 aggregate principal amount of the Company’s 7% Senior Notes due 2034 (the “Securities”) to be issued under the Indenture (the “Base Indenture”), dated as of July 15, 2004, as supplemented by the First Supplemental Indenture thereto, dated as of July 15, 2004 (together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York, as Trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Act”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-3 (File No. 333-116505) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”) (such registration, as declared effective by the Commission on June 30, 2004, being hereinafter referred to as the “Registration Statement”); (ii) the prospectus, dated June 15, 2004, which forms a part of and is included in the Registration Statement; (iii) the prospectus supplement, dated July 8, 2004, relating to the offering of the Securities, filed by the Company with the Commission pursuant to Rule 424(b) under the Act; (iv) an executed copy of the Underwriting Agreement, dated July 8, 2004 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities Inc. and Barclays Capital Inc., as representatives of the several underwriters named therein; (v) the executed global note evidencing the Securities; (vi) an executed copy of the Indenture; and (vii) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1, of the Trustee, filed as an exhibit to the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and, except to the extent expressly set forth in the opinion below, the validity and binding effect thereof on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing under the laws of Bermuda and that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Underwriting Agreement and the Indenture. In rendering the opinion expressed below we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Underwriting Agreement, which is stated therein to be governed thereby, is legal and valid and that insofar as any obligation under the Underwriting Agreement is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth herein are limited to the laws of the State of New York which are normally applicable to transactions of the type contemplated by the offering and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Securities (in the form examined by us) have been duly authorized, executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the offering and paid for in accordance with the terms of the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereinafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE,
MEAGHER & FLOM LLP